Exhibit 10.3 Agreement is entered into between Medivisor, Inc.and Blue Chip Financial Corp

                                    MEDIVISOR
                          The e-detailing solution...

This agreement is entered into between Medivisor, Inc. (the company) and Blue Chip Financial Corp. (BCFC). Medivisor will provide it's expertise in marketing to the healthcare arena to promote lead generation through it's "e-Challenge"
(eC) program. The specifics of the implementation of this program are as follows.

         1. BCFC agrees to pay Medivisor the sum of $10,000 for implementation of a pilot program of the eC program.

         2. Medivisor will create a clinical "e-Challenge" with a photo quiz contest. The first participant to correctly answer the quiz (as determined by the company's medical director) will be awarded a prize (valued at approximately $300) to be provided and fulfilled by Medivisor.

         3. Medivisor will email this "e-Challenge" to physicians within the United States, with primary geographic being the tri-state area. Intermittent email blasts will be sent out approximately once monthly. This process will continue until there have been a minimum of 60 leads generated on BCFC's behalf within a time frame of one year.

         4. The company will produce a one minute presentation for BCFC. This will highlight the services of BCFC. The presentation (depending on content and scope) will be presented as either a flash movie or "slide" style presentation. The company will work closely with BCFC in the production of this presentation.

         5. BCFC will be responsible for assisting Medivisor with any graphics and materials as related to their particular business. BCFC will have final approval of all presentations prior to emailing. BCFC agrees to cooperate in assisting the company in an expeditious manner and identify one "lead" person who will interact with Medivisor staff in this project.

         6. Leads from the eC will be stored in a BCFC specific data base which will be maintained by the company. The database will be maintained for a period of one year.

         7. BCFC shall remit with a $2,500 deposit at the signing of this agreement, the remaining balance to be paid as $5,000 upon delivery of the first 30 leads and the final payment of $2,500 due upon the delivery of the final leads (completing the 60).

         8. Medivisor will provide support personnel to assist with any problems that may arise in the implementation of this program.

     Agreed to and accepted by:

-----------------------------------------      ---------------------------------
     Thomas Dougherty                      Date
     Blue Chip Financial Corp.


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     Dino Luzzi                           Date
     President
     Medivisor, Inc


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